EXHIBIT


                   Identification of the Relevant Subsidiary



       The Aetna Casualty and Surety Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

               501,500 shares of Common Stock;   $.01 Par Value